Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Director of Investor Relations (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Announces

Second Quarter 2008 Financial Results

-- $0.205 per common share dividend declared --

Highlights

•	Funds From Operations (FFO) was $0.31 per diluted share for the second quarter of 2008 and $0.62 for the first half of 2008
•	Construction commenced on Eddy Street Commons at the University of Notre Dame
•	Funded in July a $30 million unsecured term loan with an accordion feature up to $60 million
•	Signed leases with LA Fitness for 45,000 square feet at South Elgin Commons and with Bed Bath & Beyond for 25,000 square feet at Sunland Towne Centre in the former Circuit City space
•	Signed lease in July with Publix for 45,600 square feet as the second anchor at Delray Marketplace

Indianapolis, Ind., August 7, 2008 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its second quarter ended June 30, 2008. Financial statements and exhibits attached to this release include results for the three and six months ended June 30, 2008 and 2007.

Financial and Operating Results

For the three months ended June 30, 2008, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $11.6 million, or $0.31 per diluted share, for the Kite Portfolio compared to $11.7 million, or $0.31 per diluted share, for the same period in the prior year. The Company’s allocable share of FFO was $9.0 million for the three months ended June 30, 2008 compared to $9.1 million for the same period in 2007. For the first six months of 2008, FFO for the Kite Portfolio was $23.1 million, or $0.62 per diluted share, compared to $22.5 million, or $0.60 per diluted share for the same period in the prior year.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

Total revenue for the second quarter of 2008 was $34.8 million compared to $35.6 million for the same period in 2007. The prior year’s revenue reflects the effects of terminating our lease with Dominick’s at Silver Glen which resulted in an increase to revenues in 2007 of approximately $1.6 million. Excluding this lease termination, revenues increased by $0.8 million or 2.3% in the second quarter of 2008 compared to the same period in 2007. The Company’s net income for the second quarter of 2008 was $2.5 million, compared to $2.8 million for the second quarter of 2007.

Total revenue for the first six months of 2008 was $67.9 million compared to $65.9 million for the same period in 2007, an increase of 3.0%. Excluding the effects of the Dominick’s lease termination, the increase was $3.6 million or 5.6%. The Company’s net income for the first half of 2008 was $5.2 million, compared to $4.4 million for the same period in 2007.

“We made progress on a number of significant financing and leasing initiatives during the second quarter,” said John A. Kite, Kite Realty Group’s President and Chief Executive Officer. “A new unsecured term loan at favorable rates has strengthened our liquidity position and in turn, provided additional capital to execute our plan. The leases signed with Publix at Delray Marketplace, Bed Bath & Beyond at Sunland Towne Centre, and LA Fitness at South Elgin Commons demonstrate the high quality of our assets.”

Operating Portfolio

As of June 30, 2008, the Company owned interests in 51 retail operating properties totaling approximately 7.4 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 93.0% leased as of June 30, 2008, compared to 92.8% leased as of the end of the prior quarter.

In addition, the Company owned five commercial operating properties totaling 562,652 square feet. As of June 30, 2008, the owned net rentable area of the commercial operating portfolio was 97.8% leased, compared to 98.4% as of the end of the first quarter of 2008.

On a same property basis, the leased percentage of 52 total operating properties was 94.2% at June 30, 2008 and 94.3% at June 30, 2007. Same property net operating income for these properties increased 0.1% and 0.3% in the second quarter and first half of 2008, respectively, compared to the same periods of the prior year. The Company executed a lease in June 2008 with Bed Bath & Beyond for the former Circuit City space at Sunland Towne Centre in El Paso, Texas and is in negotiations with a national retailer to replace the other vacant junior box space at this center. Excluding the effects of these vacancies, same property net operating income would have increased to 0.9% and 1.3%, for the second quarter and first half, respectively compared to the same periods of the prior year.

Capital Markets Activities

In July 2008, the Company entered into a $30 million unsecured loan agreement with KeyBanc Capital Markets which has an accordion feature that enables the Company to increase the loan amount up to a total of $60 million, subject to certain conditions, including syndication of the facility. The loan matures on July 15, 2011 and bears interest at LIBOR plus 265 basis points. A portion of the initial $30 million of proceeds from this loan was used to pay down the Company’s revolving line of credit. The Company is seeking to utilize the accordion feature and draw down the additional $30 million by August 31, 2008. The Company has received a commitment for $25 million of the additional $30 million and is in discussions with other lenders to fund the remaining $5 million. The Company expects to use the remaining proceeds to pay down its revolving line of credit and other variable rate debt.

Development Activities

As of June 30, 2008, the Company owned interests in seven retail properties in the current development pipeline that are expected to total approximately 1.3 million square feet. Approximately 618,000 square feet are anticipated to be owned directly by the Company or through joint ventures upon completion of the projects. The remaining square footage will be owned by anchor tenants upon completion of the developments. The total estimated cost of these projects is $160 million, of which approximately $102 million had been incurred as of June 30, 2008. Approximately 78% of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations with tenants.

During the quarter, construction commenced on the first phase at South Elgin Commons, located in a western suburb of Chicago, Illinois. The property is shadow anchored by a SuperTarget, and LA Fitness has executed a lease for 45,000 square feet, representing the entire first phase of the project.

During the second quarter, The Fresh Market at 54th & College in Indianapolis, Indiana opened for business. The Company has a long term ground lease with the single tenant at this location.

In addition, the Company transferred Bolton Plaza in Jacksonville, Florida from the operating portfolio to the redevelopment pipeline as of the end of the quarter. The Company’s lease with Wal-Mart expired during the second quarter and, as planned, the Company is actively pursuing a redevelopment plan for this property.

In July 2008, the Company signed a lease for 45,600 square feet with Publix at Delray Marketplace, located in Delray Beach, Florida. Publix will join a 55,400 square foot Frank Theater as the anchors for this center. The anticipated total GLA of the mixed-use development is 318,000 square feet.

Leasing Activities

In the quarter, the Company executed 21 leases and renewals for a total of 118,000 square feet. A total of 11 leases for 79,000 square feet of previously unoccupied space were executed with initial rental rates approximately 79% above the operating portfolio averages.

The Company executed nine new leases and renewals in previously occupied space. These leases represent a 22.1% increase over the previous rent.

The Company also executed a lease with Bed Bath & Beyond for 25,000 square feet of the former Circuit City space at Sunland Towne Centre.

Acquisition Activities

In April 2008, an entity in which the Company owns an 85% interest, purchased approximately 4 acres of land in downtown Indianapolis, commonly known as Pan Am Plaza. This land is situated across the street from the Indiana Convention Center and adjacent to the recently constructed Lucas Oil Stadium, home of the Indianapolis Colts.

In July 2008, the Company purchased approximately 123 acres of land for $21.6 million near Raleigh, North Carolina. The Company intends to develop a multi-phase community shopping center in a joint venture.

Distributions

On August 5, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended September 30, 2008 to shareholders and unit holders of record as of October 7, 2008. This distribution will be paid on or about October 17, 2008.

On May 6, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended June 30, 2008 to shareholders and unit holders of record as of July 7, 2008. This distribution was paid on July 17, 2008.

Earnings Guidance

The Company is revising its earnings and FFO guidance for the year ending December 31, 2008 to a range of $1.25 to $1.30 per diluted common share. This change reflects a higher interest rate on the new unsecured term loan discussed above and potential disruption in the timing of transaction-related income due to current market conditions.

Following is a reconciliation of the calculation of net income per diluted common share to FFO per share:

FFO Guidance Range for 2008	Low	High

Diluted net income per common share	$0.33	$0.38
Limited Partners’ interests in Operating Partnership	0.10	0.10
Depreciation and amortization of consolidated entities	0.81	0.81
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per common share	$1.25	$1.30

Earnings Conference Call

Management will host a conference call on Friday, August 8, 2008 at 10:00 a.m. ET to discuss financial results for the quarter ended June 30, 2008. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (888) 713-4211 for domestic callers and (617) 213-4864 for international callers (passcode 16910980). After the live webcast, the call will remain available on the Company’s website until November 8, 2008. In addition, a telephonic replay of the call will be available until September 8, 2008. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 13576194).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development and redevelopment, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2008 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the Company's results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007

Assets:
Investment properties, at cost:
Land	$233,517,507	$210,486,125
Land held for development	23,622,458	23,622,458
Buildings and improvements	677,790,211	624,500,501
Furniture, equipment and other	4,904,452	4,571,354
Construction in progress	170,485,594	187,006,760

	1,110,320,222	1,050,187,198
Less: accumulated depreciation	(94,189,670)	(84,603,939)

	1,016,130,552	965,583,259
Cash and cash equivalents	12,004,345	19,002,268
Tenant receivables, including accrued straight-line rent of $7,116,165 and $6,653,244, respectively, net of allowance for uncollectible accounts	15,615,661	17,200,458
Other receivables	9,199,627	7,124,485
Investments in unconsolidated entities, at equity	1,060,400	1,079,937
Escrow deposits	13,304,137	14,036,877
Deferred costs, net	20,385,519	20,563,664
Prepaid and other assets	4,092,230	3,643,696

Total Assets	$1,091,792,471	$1,048,234,644

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$690,560,307	$646,833,633
Accounts payable and accrued expenses	44,361,820	36,173,195
Deferred revenue and other liabilities	24,826,644	26,127,043
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	1,075,497	234,618
Minority interest	4,418,426	4,731,211

Total Liabilities	765,242,694	714,099,700
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	72,494,051	74,512,093
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized 29,168,350 shares and 28,981,594 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	291,684	289,816
Additional paid in capital and other	294,664,427	293,897,673
Accumulated other comprehensive loss	(2,678,655)	(3,122,482)
Accumulated deficit	(38,221,730)	(31,442,156)

Total Shareholders’ Equity	254,055,726	259,622,851

Total Liabilities and Shareholders’ Equity	$1,091,792,471	$1,048,234,644

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three Months and Six Month Ended June 30, 2008 and 2007

(Unaudited)

	Three Months Ended June 30,		Six Month Ended June 30,

	2008	2007	2008	2007

Revenue:
Minimum rent	$18,798,894	$18,498,348	$37,178,508	$35,732,300
Tenant reimbursements	4,731,314	4,662,010	9,941,859	9,340,724
Other property related revenue	2,979,574	2,286,084	8,136,659	4,738,019
Construction and service fee revenue	8,311,318	10,176,315	12,599,840	16,046,868

Total revenue	34,821,100	35,622,757	67,856,866	65,857,911
Expenses:
Property operating	4,026,890	3,519,107	8,506,638	7,609,022
Real estate taxes	3,382,051	3,077,480	6,549,500	5,715,545
Cost of construction and services	7,024,400	9,521,852	10,788,634	14,587,226
General, administrative, and other	1,259,407	1,628,848	2,969,356	3,055,924
Depreciation and amortization	8,466,474	8,111,904	16,620,331	16,839,293

Total expenses	24,159,222	25,859,191	45,434,459	47,807,010

Operating income	10,661,878	9,763,566	22,422,407	18,050,901
Interest expense	(7,351,499)	(6,175,084)	(14,605,065)	(12,297,428)
Income tax expense of taxable REIT subsidiary	(251,858)	(7,991)	(1,405,086)	(262,606)
Other income	31,676	90,052	96,908	199,595
Minority interest in income of consolidated subsidiaries	(19,756)	(247,465)	(15,600)	(249,221)
Equity in earnings of unconsolidated entities	86,121	99,579	147,295	169,875
Limited Partners’ interests in the Operating Partnership	(697,273)	(781,376)	(1,474,271)	(1,251,279)

Income from continuing operations	2,459,289	2,741,281	5,166,588	4,359,837
Operating income from discontinued operations, net of Limited Partners’ interests	—	24,846	—	44,340

Net income	$2,459,289	$2,766,127	$5,166,588	$4,404,177

Income per common share – basic
Continuing operations	$0.08	$0.10	$0.18	$0.15
Discontinued operations	—	—	—	—

	$0.08	$0.10	$0.18	$0.15

Income per common share – diluted
Continuing operations	$0.08	$0.09	$0.18	$0.15
Discontinued operations	—	—	—	—

	$0.08	$0.09	$0.18	$0.15

Weighted average common shares outstanding - basic	29,147,361	28,892,920	29,088,327	28,876,135

Weighted average common shares outstanding - diluted	29,269,062	29,219,227	29,161,590	29,197,925

Dividends declared per common share	$0.205	$0.195	$0.410	$0.390

Kite Realty Group Trust

Funds From Operations

For the Three and Six Months Ended June 30, 2008 and 2007

(Unaudited)

	Three Months Ended June 30,		Six Month Ended June 30,

	2008	2007	2008	2007

Net income	$2,459,289	$2,766,127	$5,166,588	$4,404,177
Add Limited Partners’ interests in income	697,273	788,442	1,474,271	1,264,005
Add depreciation and amortization of consolidated entities, net of minority interest	8,318,380	8,011,344	16,301,494	16,647,218
Add depreciation and amortization of unconsolidated entities	101,571	100,762	202,628	201,964

Funds From Operations of the Kite Portfolio[1]	11,576,513	11,666,675	23,144,981	22,517,364
Deduct Limited Partners’ interests in Funds From Operations	(2,558,418)	(2,590,819)	(5,138,186)	(5,021,372)

Funds From Operations allocable to the Company[1]	$9,018,095	$9,075,856	$18,006,795	$17,495,992

Basic FFO per share of the Kite Portfolio	$0.31	$0.31	$0.62	$0.60

Diluted FFO per share of the Kite Portfolio	$0.31	$0.31	$0.62	$0.60

Basic weighted average Common Shares outstanding	29,147,361	28,892,920	29,088,327	28,876,135

Diluted weighted average Common Shares outstanding	29,269,062	29,219,227	29,161,590	29,197,925

Basic weighted average Common Shares and Units outstanding	37,475,060	37,292,535	37,421,301	37,275,866

Diluted weighted average Common Shares and Units outstanding	37,596,760	37,618,842	37,494,563	37,597,656

____________________
1

“Funds from Operations of the Kite Portfolio” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds from Operations allocable to the Company” reflects a reduction for the Limited Partners’ weighted average diluted interests in the Operating Partnership.